Exhibit 10.1

TRANSACTION INCENTIVE AGREEMENT

THIS TRANSACTION INCENTIVE AGREEMENT is entered into as of this 8th day of November, 2005 by and between Linens ’n Things, Inc., a Delaware corporation (the “Company”) and William T. Giles (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has for a number of months been reviewing strategic alternatives and retained Credit Suisse First Boston (“CSFB”) to assist the Board in that strategic process; and

WHEREAS, as part of this strategic process, the Board and the Company’s representatives at CSFB have required the Executive to participate in all of the substantial work product and effort required to conduct this strategic process and to allow the strategic process to proceed in a productive and effective way, all the while maintaining the confidentiality of this process within the organization; and

WHEREAS, the Board at its meeting on November 7, 2005 approved the Agreement and Plan of Merger with Apollo Management L.P. (the “Buyer”) dated as of November 8, 2005 (the “Merger Agreement”); and

WHEREAS, going forward, the Executive will also be required to perform substantial duties, over and above the Executive’s customary and expected duties, in connection with the transactions contemplated by the Merger Agreement, up to and including the closing and consummation of the Merger Agreement (the “Closing”); and

WHEREAS, the Board has considered appropriate additional compensation for the Executive with respect to the substantial services and effort performed and to be performed by the Executive in achieving the results of this process to date as well as in connection with the transactions contemplated by the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Company and the Executive agree as follows:

1. Strategic Process Compensation. In consideration of the substantial efforts of the Executive in connection with the strategic process up to the date of the execution of the Merger Agreement, the Company agrees to pay to the Executive, as additional compensation, the amount of $250,000, less applicable withholding and other taxes, which will be payable to the Executive upon the execution of the Merger Agreement.

2. Closing Incentive Compensation.  In consideration of the substantial efforts that will be needed from the Executive up through and including the Closing, the Company agrees to pay to the Executive, as additional compensation, the amount of $250,000, less applicable withholding and other taxes (the “Closing Incentive Compensation”), which will be payable to the Executive on the Closing, subject to the following.

Notwithstanding the above, payment of the Closing Incentive Compensation is subject to and wholly contingent upon: (X) the consummation of the Merger Agreement and the occurrence of the Closing; and (Y) the Executive remaining in the full time employ of the Company, using his diligent efforts, up through the Closing unless the Executive’s employment is terminated prior to the Closing by the Company other than for “Cause” or by reason of the Executive’s death.

For purposes of the above, “Cause” shall have the meaning set forth in the Executive’s Employment Agreement.

3. Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.

4. Waiver.  No waiver of any of the obligations under this Agreement shall be valid unless set forth in an instrument in writing signed by the party to be bound.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

5. Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

7. Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey (without giving effect to its conflict of laws rules).

9. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the day first written above.

LINENS ’N THINGS, INC.

By
	Norman A. Axelrod Chairman and Chief Executive Officer	William T. Giles